UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person

Greg Manning
c/o Greg Manning Auctions, Inc.
775 Passaic Avenue
West Caldwell  NJ  07006

2. Issuer Name and Ticker or Trading Symbol

Greg Manning Auctions, Inc.        GMAI

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
          10/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director (x) 10% Owner (x) Officer (give title below) ( ) Other (specify below)

     President and Chief Executive Officer

7. Individual or Joint/Group Filing (Check Applicable Line)
   (x) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
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Common Stock               |10/29/|P   | |  200,000         | A |   $2.50   | 1,500,000(1)      |  D   |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option          |1.375   |6/11/|A   | |100,000    | A |6/11/|6/11/|            |       |       | 100,000    | D |            |
                      |        |93   |    | |           |   |94   |04   |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) Since the reporting person's last report, 1,300,000 shares previously held by Collectibles Realty Management, Inc., a corporation wholly owned by the reporting person, were acquired by the reporting person and are now owned directly.

SIGNATURE OF REPORTING PERSON
/s/ Greg Manning
----------------
Greg Manning

DATE
11/25/98